As filed with the Securities and Exchange Commission on November 7, 2016

Registration No. 333-209753

333-202365

333-195714

333-186616

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENTS

TO

FORM S-8

REGISTRATION STATEMENTS

UNDER THE

SECURITIES ACT OF 1933

FLEETMATICS GROUP PLC

(Exact name of registrant as specified in its charter)

Ireland	98-1170810
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Block C, Cookstown Court Belgard Road Tallaght Dublin 24 Ireland
(Address of Principal Executive Offices)	(Zip Code)

AMENDED AND RESTATED 2004 SHARE OPTION PLAN

2011 STOCK OPTION AND INCENTIVE PLAN

AMENDED AND RESTATED 2011 STOCK OPTION AND INCENTIVE PLAN

2012 EMPLOYEE SHARE PURCHASE PLAN

(Full Title of the Plans)

Fleetmatics USA Group Holdings, Inc.

1100 Winter Street

Waltham, MA 02451

(866) 844-2235

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Ethan Klingsberg

Neil Markel

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following registration statements of Fleetmatics Group PLC (the “Company”), each pertaining to the registration of the shares offered under certain employee benefit and equity plans and agreements, originally filed on Form S-8 and as amended from time-to-time (collectively, the “Registration Statements”):

File No.	Date Originally Filed with the SEC	Name of Equity Plan or Agreement	Shares of Common Stock
333-209753	February 26, 2016	Amended and Restated 2011 Stock Option and Incentive Plan	1,837,735
333-202365	February 27, 2015	Amended and Restated 2011 Stock Option and Incentive Plan	1,800,126
333-195714	May 6, 2014	Amended and Restated 2011 Stock Option and Incentive Plan	2,011,450
333-186616	February 12, 2013	Amended and Restated 2004 Share Option Plan	2,108,292
		2011 Stock Option and Incentive Plan	2,464,783
		2012 Employee Share Purchase Plan	400,000

On November 7, pursuant to a Transaction Agreement dated July 30, 2016 by and among the Company, Verizon Communications Inc., a Delaware corporation (“Verizon”), and Verizon Business International Holdings B.V., a private limited company incorporated under the laws of the Netherlands and an indirect wholly-owned subsidiary of Verizon (“Bidco”), Bidco acquired all of the issued share capital of the Company not already owned by Verizon or its subsidiaries for cash (the “Acquisition”) by means of a scheme of arrangement under Chapter 1 of Part 9 of the Irish Companies Act of 2014 and in accordance with the Irish Takeover Panel Act 1997, Takeover Rules 2013, as amended.

As a result of the Acquisition, the Company has terminated all offerings of its securities pursuant to the Registration Statements. Accordingly, the Company is filing these Post-Effective Amendments to the Registration Statements pursuant to Rule 478 under the Securities Act of 1933, as amended, to hereby terminate the effectiveness of the Registration Statements, and in accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of this Post-Effective Amendment, any of the securities that had been registered but remain unsold at the termination of the offering, the Company hereby removes from registration all such securities, if any. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused these Post-Effective Amendments to Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Waltham, Commonwealth of Massachusetts, on this 7th of November, 2016.

FLEETMATICS GROUP PLC

By:	/s/ Stephen Lifshatz
Name:	Stephen Lifshatz
Title:	Chief Financial Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.